Exhibit 10.8

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (“Agreement”) dated as of November     , 1999 is entered into by and between BA Merchant Services, Inc., a Delaware corporation, with its principal office located at One South Van Ness, San Francisco, California 94103 (“BAMS”) and Global Cash Access, L.L.C., a Delaware limited liability company, with its principal office located at 105 East Reno, Suite 11, Las Vegas, NV 89119 (“GCA”).

The following Recitals are a material part of this Agreement:

1. GCA has requested that BAMS sponsor a specific Bank Identification Number (“BIN”) and Interbank Card Association (“ICA”) number with Visa® and MasterCard®, respectively. BAMS is a Principal member of Visa® and a sponsored member of MasterCard® GCA is and Independent Sales Organization (“ISO”) as permitted by Visa® and a Member Service Provider (“MSP”) as permitted by MasterCard®.

2. BAMS has agreed to sponsor GCA as a BIN and ICA licensee under applicable Visa® and MasterCard® rules pursuant to the terms and conditions set forth in this Agreement.

3. BAMS is a member of GCA and as such this Agreement will require the consent of all of the other members of GCA.

4. GCA intends to contract with USA Payment Services, Inc. to process transactions through the Sponsored Accounts, as defined below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1. Definitions.

“Banking Regulations” means all regulations promulgated by any Banking Regulatory Authority, as defined below.

“Banking Regulatory Authority” means any federal or state regulatory agency having regulatory authority over BAMS or its affiliates, including, without limitation, the Office of Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation.

“Card Association” shall mean Visa® and MasterCard® including, without limitation, their international associations. Both associations promulgate Operating Rules and operate an interchange system for exchanging charges and credit vouchers among merchants and card issuers.

“Operating Rules” are relevant portions of the operating regulations, operating manuals, official rules, bulletins, notices and similar documents issued by Card Associations including, without limitation, international rules.

“Sponsored Accounts” shall mean the specific BIN licensed through Visa® and ICA used through MasterCard®, respectively.

SECTION 2. Obligations of BA Merchant Services, Inc.

BAMS will complete the necessary forms and agreements with the Card Associations to sponsor or license GCA to use a specific BIN from Visa® and a specific ICA from MasterCard® pursuant to the Operating Rules and the terms and conditions of this Agreement.

BAMS’ sole obligation is to sponsor GCA for the Sponsored Accounts. GCA may use the Sponsored Accounts for both BASE I and BASE II processing. BASE I processing includes authorization and capture and BASE II includes settlement with the Card Associations. BAMS may review transactions completed through the Sponsored Accounts solely for BAMS’ own risk management purposes. BAMS is not responsible for risk-management to GCA.

SECTION 3. Global Cash Access Obligations.

GCA may only use the Sponsored Accounts to process merchant card transactions for customers as permitted and defined under the Contribution and Option Agreement to which GCA is a party and Amended and Restated Limited Liability Company Agreement to which GCA is a party. GCA may process transactions for internet gaming enterprises or internet gaming activities only if specifically permitted by the Card Associations. GCA may not assign or permit any other entity to use any Sponsored Account without the prior written approval of BAMS and any necessary approvals from the Card Associations.

GCA shall be responsible for complying with all Card Association Operating Rules and shall be responsible for all activities (other than BAMS’ activities) associated with any of the Sponsored Accounts. GCA shall review all BIN or ICA usage reports prepared or provided by the Card Associations or BAMS and advise the appropriate Card Association and BAMS of any inaccuracies.

GCA will execute contracts with merchant customers and process transactions through the Sponsored Accounts in strict adherence to the Operating Rules and in compliance with BAMS’ membership and licensing agreements with the Card Associations, including, without limitation, all requirements relating to the Sponsored Accounts.

SECTION 4. Risk Management.

GCA shall monitor all Sponsored Accounts to ensure compliance with all Operating Rules and will respond to Card Association inquiries and requests within the timeframes set by the Card Associations.

SECTION 5. Registration, Fees and Reports.

GCA shall be responsible for any fees, fines or assessments imposed by the Card Associations for license or use of the Sponsored Accounts. This may include, among other amounts, an initial fee to establish the Sponsored Accounts and any annual or recurring fees GCA shall either pay the Card Associations directly or reimburse BAMS, at BAMS’ direction.

GCA will reimburse BAMS for all expenses directly related to establishing and monitoring the Sponsored Accounts, excluding any BAMS’ personnel expense.

GCA will complete and file on a timely basis all registration forms and agreements required by the Card Associations, and provide any information requested by the Card Associations related to the Sponsored Accounts. Further, GCA will timely pay Card Association registration, annual, and similar fees required for ISOs and MSPs of the Card Associations, and will pay any fines imposed on BAMS by Card Associations that are due to GCA’s violations of Operating Rules or that could have been avoided by prompt cooperation by GCA with BAMS, including, without limitation, fines related to the Sponsored Accounts. GCA will make these payments within ten (10) days after receipt of a billing statement from BAMS.

SECTION 6. Registration with Card Associations.

GCA warrants that it is, and will remain, a registered ISO and MSP in good standing with Visa® and MasterCard®, respectively.

SECTION 7. Audit of Global Cash Access.

BAMS, a Card Association or any Bank Regulatory Authority, or their agents, may conduct audits of GCA with respect to this Agreement upon not less than ten (10) business days notice in writing. GCA’s records must be made available to BAMS, the Card Association, Bank Regulatory Authority or their agents as soon as possible, but in no event later than ten (10) business days after a request is made to GCA.

SECTION 8. Confidentiality.

The parties acknowledge that all information (including the terms and conditions hereof) of a material nature disclosed by either party to the other or coming to the attention of either party or its employees, officers, agents or advisors (“Representatives”) during the course of work pursuant to the terms of this Agreement shall be “Confidential Information”. Confidential

Information constitutes a valuable asset of and is proprietary to the party disclosing or originally possessing it. Neither party shall disclose Confidential Information or knowingly permit its Representatives to disclose Confidential Information to any person other than its affiliates or Representatives or to any person among its affiliates and Representatives not having a specific need to know in performance of the work. Each party shall take reasonable care to ensure fulfillment of this obligation.

If a subpoena or other legal process in any way concerning information disclosed in connection with this Agreement is served upon the Recipient of such Confidential Information (“Recipient”), the Recipient shall notify the disclosing party (“Discloser”) promptly, and the Recipient shall cooperate with the Discloser, at the Discloser’s expense, in any lawful effort to contest the validity of such subpoena or other legal process.

This Section will in no way limit either party’s ability to satisfy any governmentally required disclosure of its relationship with the other party, or BAMS’ ability to satisfy any requests or demands generated in the course of audits of BAMS or BAMS’ parent or affiliates, or requests or demands generated by Banking Regulatory Authorities or Bank’s attorneys or auditors or requests or demands generated by the Card Associations.

The obligations of confidentiality in this section shall not apply to any information which a party has in its possession when disclosed to it by the other party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Agreement or information rightfully received by a party from a third party without the obligation of confidentiality.

SECTION 9. Indemnity.

GCA shall indemnify, defend and hold harmless BAMS and its representatives, successors and permitted assigns from and against any and all costs, expenses or liability arising from or related to GCA’s failure to comply with Operating Rules and all claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation or defense (“damages”) to the extent such damages arise out of or relate to the following:

(a) Any act or omission by GCA, its representatives or any subcontractor engaged by GCA in providing processing services related to the Sponsored Accounts; or

(b) Any material breach in a representation, covenant or obligation of GCA contained in this Agreement.

SECTION 10. Limitation of Liability.

Neither party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party has knowledge of the possibility of such damages, provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the indemnity obligations under this Agreement.

SECTION 11. Assignment; Binding Effect.

GCA may not assign any of its rights or delegate any of its obligations under this Agreement without BAMS’ prior written consent. BAMS may assign this Agreement to an affiliate, without GSA’s prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 12. Final Agreement.

This Agreement is the final agreement between GCA and BAMS with respect to the subject matter hereof, and supersedes any prior or contemporaneous negotiations, stipulations, or agreements between the parties hereto. If any provision of this Agreement is invalid or unenforceable, the other provisions will remain effective to the extent reasonable.

SECTION 14. Notices.

Notices to either party shall be in writing and shall be deemed to have been given when delivered in person or by other means providing a record of receipt such as a “return receipt requested” service from the U.S. postal service or a comparable receipt from an express mail or messenger service. Notices to BAMS must be sent to:

BA Merchant Services, Inc.

One South Van Ness Avenue, 5th Floor

Mail Code: CA5-702-05-23

San Francisco, CA 94103

Attn: President

Notices sent to GCA must be sent to:

Global Cash Access, L.L.C.

105 East Reno, Suite 11

Las Vegas, NV 89119

Attn: Chief Executive Officer

SECTION 15. Waivers and Amendments.

Waivers of any requirements of this Agreement must be in writing and signed by the party to be bound. Waivers effective for one occasion are not effective for other occasions,

unless that intention is clear from the signed waiver. This Agreement may not be amended except in a writing signed by both parties.

SECTION 16. Term of Agreement.

This Agreement will remain in effect until December 31, 2002, and may thereafter be renewed for successive one-year periods upon written agreement of the parties hereto.

At BAMS’ sole discretion, BAMS may terminate this Agreement if BAMS believes GCA is not complying with Operating Rules or the terms of BAMS’ Card Association membership or CGA’s licensees’ rights in the Sponsored Accounts. GCA shall have 30 days after written notice from BAMS to cure any failure to comply with such requirements.

BAMS may terminate this Agreement upon 180 days’ written notice to GCA in the event BAMS or its successor no longer has, or will no longer have, a membership interest in GCA.

Either party may terminate the Agreement upon 180 days’ written notice to the other party.

In addition to any other remedies available to either party, upon the occurrence of a Termination Event (as defined below) with respect to either party, the other may immediately terminate this Agreement by providing written notice of termination. A “Termination Event” shall have occurred if:

(a) A party materially breaches its obligations under this Agreement, and the breach is not cured within 30 calendar days after written notice of the breach and intent to terminate is provided by the other party;

(b) A party becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefits of its creditors; or

(c) BAMS ceases to be a member of, or sponsored into, either Visa USA, Incorporated or MasterCard International, Incorporated.

The rights and obligations of the parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes, including, without limitation, the provisions of the sections captioned “Arbitration”, “Confidentiality”. “Indemnity”, and “Limitation of Liability” shall survive any termination of this Agreement.

SECTION 17. Arbitration.

Any controversy or claim between or among the parties hereto shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or, if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc./Endispute, Inc. (“J.A.M.S./ Endispute”), and if J.A.M.S./Endispute is unable or legally precluded from administering the arbitration, then the American Arbitration Association (“AAA”) will serve.

Judgment upon any arbitration award may be entered in any court having jurisdiction. Any Party to this Agreement may bring an action, including a summary or expedited proceeding to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action in the governing state set forth herein.

Upon receipt of demand for arbitration from either BAMS or GCA, J.A.M.S./Endispute or AAA, as applicable, shall use its best efforts to appoint a panel of three arbitrators (one of whom is selected by GCA, one of whom is selected by BAMS, and the third of whom shall be selected by the mutual agreement of the first two) and notify BAMS and GCA of such appointment within fifteen (15) Calendar Days and further to commence arbitration within ninety (90) Calendar Days. Any BAMS or GCA demand for arbitration shall include detail sufficient to establish the nature of the dispute and shall be delivered to the other Party concurrent with delivery to J.A.M.S./Endispute or AAA.

Nothing in this Section shall limit the right of either GCA or BAMS to obtain from a court provisional or ancillary remedies such as, but not limited to, injunctive relief, or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.

SECTION 18. Attorneys’ Fees.

If a legal action or arbitration proceeding is commenced in connection with any dispute under this Agreement, the prevailing party, as determined by the court or arbitrators, shall be entitled to recover from the other attorneys’ fees, costs and necessary disbursements actually incurred (including allocated fees and costs for in-house legal services), in connection with such action or proceeding.

SECTION 19. Governing Law.

This Agreement shall be governed by the laws of the State of California as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies without application of principles of conflicts of laws.

SECTION 20. Compliance with Laws, Regulations and Operating Rules.

This Agreement is subject to and contingent upon GCA’s continued compliance with applicable federal, state and local laws, regulations and ordinances and Operating Rules. During the term of this Agreement and any renewals or extensions thereof, GCA shall have an ongoing duty to take reasonable steps to assure that it complies with Operating Rules and applicable laws rules and regulations and that required permits and licenses are maintained and kept current. During the term of this Agreement, and following termination or expiration of this Agreement. GCA will comply with applicable Card Association and Banking Regulations concerning records retention.

SECTION 21. Miscellaneous.

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

Each party represents and warrants to the other that this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.

GLOBAL CASH ACCESS, L.L.C.		BA MERCHANT SERVICES, INC.

By:	/s/ ROBERT CUCINOTTA	By:	/s/ SHARIF BAYYARI
Name:	Robert Cucinotta	Name:	Sharif Bayyari
Title:	Authorized Signatory	Title:	President

AGREEMENT AND CONSENT

The undersigned, M&C International, a Nevada corporation, and First Data Financial Services, LLC, a Delaware limited liability company, constituting all of the remaining members of Global Cash Access, LLC, hereby consent to the execution of and the provisions of this Agreement between BA Merchant Services, Inc. and Global Cash Access, LLC.

/s/ ROBERT CUCINOTTA
M&C international	First Data Financial Services, LLC

AMENDMENT NUMBER 1 TO SPONSORSHIP AGREEMENT

THIS AMENDMENT NUMBER 1 TO SPONSORSHIP AGREEMENT (“Amendment”) is made and entered into as of September     , 2000, among BA MERCHANT SERVICES, INC., a Delaware corporation (“BAMS”), GLOBAL CASH ACCESS, LLC, a Delaware limited liability corporation (“GCA”), and FIRST DATA CORPORATION, a Delaware corporation (“FDC”).

W I T N E S S E T H:

WHEREAS, BAMS and GCA entered into a Sponsorship Agreement dated as of November 1999, pursuant to which BAMS agreed to sponsor GCA as a BIN and ICA licensee under applicable Visa® and MasterCard® rules (“Sponsorship Agreement”);

WHEREAS, pursuant to an Asset Purchase Agreement among BAMS, Bank of America, National Association (“Seller”), First Data Financial Services, LLC, and M&C International as of the same date as this Amendment (“Purchase Agreement”), BAMS will sell all of its ownership interest in GCA;

WHEREAS, pursuant to a Transition Services Agreement (“TSA”), Seller will provide certain processing and related services for automated teller machines sold to GCA pursuant to the Purchase Agreement;

WHEREAS, BAMS and GCA desire to amend the Sponsorship Agreement to provide for the continued sponsorship of GCA as a BIN and ICA licensee, and for the sponsorship of GCA and its terminals into certain automated teller machine (“ATM”) and point of sale (“POS”) networks, for a period often (10) years; and

WHEREAS, BAMS is willing to continue such sponsorship only on the condition that FDC provide an indemnification for the benefit of BAMS;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, convenants and agreements contained herein, the parties agree as follows.

1. Section 1 of the Sponsorship Agreement is amended by adding and modifying, respectively, the following definitions:

“Network” means any ATM or POS network in which GCA terminals participated as of September 25, 2000.

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“Operating Rules” are relevant portions of the operating regulations, operating manuals, official rules, bulletins, notices and similar documents issued by Card Associations or Networks including, without limitation, international rules.

2. Section 2 of the Sponsorship Agreement is amended:

(a) By replacing the first sentence of the second paragraph with the following: “BAMS’ sole obligation in connection with the Sponsored Accounts is to sponsor GCA for the Sponsored Accounts.”

(b) By adding the following new paragraph:

BAMS will complete, or arrange for an eligible institution to complete, the necessary forms and agreements with the Networks, and take any other necessary actions, to sponsor GCA and its terminals for participation in such Networks and to enable the GCA terminals to honor cards participating in such Networks. GCA shall reimburse BAMS for any out-of-pocket expenses reasonably incurred by BAMS pursuant to this paragraph.

3. Section 3 of the Sponsorship Agreement is amended:

(a) By replacing the first paragraph with the following:

GCA may only use the Sponsored Accounts to process transactions on behalf of merchants that are either Gaming Establishments or terminals located in Gaming Areas, as those terms are defined in the above referenced Asset Purchase Agreement; provided, however, that in no event may GCA process transactions for internet gaming enterprises or internet gaming activities. GCA may not assign or permit any other entity to use any Sponsored Account without the prior written approval of BAMS and any necessary approvals from the Card Associations.

(b) By adding the following new paragraph at the end:

Nothing in this Agreement is intended to limit the obligations of Seller under the TSA or make GCA responsible for any act or omission of Seller.

4. Section 9 of the Sponsorship Agreement is amended to read in its entirety as follows:

GCA and FDC jointly and severally shall indemnify, defend and hold harmless BAMS and its representatives, successors and permitted assigns from and against any and all costs, expenses or liability arising from or related to GCA’s failure to comply with Operating Rules and all claims made or threatened by any third party

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and all related losses, expenses, damages, costs and liabilities, and including reasonable attorneys’ fees and expenses incurred in investigation or defense (“damages”) to the extent such damages arise out of or relate to the following:

(a) Any act or omission by GCA, its representatives or any subcontractor engaged by GCA in providing processing services related to the Sponsored Accounts; or

(b) Any material breach in a representation, covenant or obligation of GCA contained in this Agreement.

c) Notwithstanding the foregoing, FDC may terminate this Sponsorship Agreement by at least thirty (30) days prior written notice to BAMS and GCA; provided however, that such termination shall not apply to obligations of GCA arising prior to the effective date of the termination.

5. Section 16 of the Sponsorship Agreement is amended to read in its entirety as follows:

This Agreement shall remain in effect until September 30, 2010.

At BAMS’ sole discretion, BAMS may terminate sponsorship of GCA and its terminals with respect to any Card Association or Network if BAMS is informed by a Card Association or Network that GCA is in violation of the Operating Rules or the terms of BAMS membership or GCA’s licensees’ rights in the Sponsored Accounts, with respect to such Card Association or Network, provided that - GCA shall have 15 days after written notice from BAMS to cure any such violation.

GCA may terminate the Agreement upon 180 days’ written notice to BAMS.

In addition to any other remedies available to either BAMS or GCA, upon the occurrence of a Termination Event (as defined below) with respect to either such party or FDC, the other may immediately terminate this Agreement by providing written notice of termination. A “Termination Event” shall have occurred if:

(a) A party materially breaches its obligations under this Agreement, and the breach is not cured within 30 calendar days after written notice of the breach and intent to terminate is provided by the other party:

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(b) A party or FDC becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors;

(c) BAMS ceases to be a member of, or sponsored into, either Visa USA, Incorporated or MasterCard International, Incorporated; or

7. Section 17 of the Sponsorship Agreement is amended to read as follows:

(a) Any controversy or claim between or among the parties, arising out of or relating to this Agreement or any agreements or instruments relating hereto, including any claim based on or arising from an alleged tort shall, at the request of any party, be determined by arbitration. The arbitration shall be conducted in either Charlotte, NC or San Francisco, CA in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the auspices and the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of the Judicial Arbitration and Medication Service, Inc./Endispute, inc., (“JAMS/Endispute”) then in effect. If JAMS/Endispute is unable or legally precluded from administering the arbitration, then it shall be conducted under auspices and Commercial Arbitration Rules of the American Arbitration Association. Each party may serve a single request for production of documents. If disputes arise concerning these requests, the arbitrator shall have sole and complete discretion to determine the disputes. The arbitrator shall give effect to statutes of limitations in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall follow the law in reaching a reasoned decision and shall deliver a written opinion setting forth the rationale for the decision. The arbitrator shall reconsider the decision once upon the motion and at the expense of a party. The Sections of this Agreement entitled Confidentiality shall apply to the arbitration proceeding, all evidence taken and the opinion, which are the Confidential Information of both parties. Judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of either party to submit the controversy or claim to arbitration if the other party contests such action for judicial relief.

(b) No provision of this Arbitration Section shall limit the right of a party to this Agreement to obtain provisional or ancillary remedies from a court of

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competent jurisdiction before, after, or during the pendency of any arbitration. The exercise of a remedy does not waive the right of either party to resort to arbitration.

8. Unless otherwise defined in this Amendment, all capitalized terms shall have the same meaning as set forth in the Sponsorship Agreement.

9. Except as specified in this Amendment, all the terms and conditions of the Sponsorship Agreement remain unchanged.

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10. This Amendment may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

GLOBAL CASH ACCESS, LLC		BA MERCHANT SERVICES, INC.

By	/s/ KIRK SANFORD	By	/s/ RICHARD SHAFFNER
Title	CEO	Title	SVP
Date		Date	9-30-2000

FIRST DATA CORPORATION

Solely for the purpose of confirming its obligations under Section 9 of the Sponsorship Agreement, as amended by this Amendment Number 1 to Sponsorship Agreement

By	/s/ CHARLES FOTE
Title
Date